UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
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NATIONAL CITY CORPORATION
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November 14, 2008
To:	Senior Officers and Client Facing Employees

From:	Corporate Communications

Re:	Communicating with National City Clients About PNC and National City
We understand that many National City customers have questions related to PNC’s acquisition of National City. Although detailed information is limited at this time, it’s critical that we continue to proactively communicate with our clients and address their questions. Even without detailed information, we can provide reassurance and instill confidence. Included within this document are a number of suggestions on how to address questions even when we don’t know all the answers.
This information is for employee use only when speaking with clients. PLEASE DO NOT DISTRIBUTE TO CLIENTS.
BUSINESS AS USUAL: First and foremost, we should reinforce that it is business as usual at PNC and National City for now. PNC and National City will continue to operate as two separate organizations at this time. We are in the very early planning stages of how these two companies will eventually be combined. In the meantime, both companies are committed to providing the same exceptional service that our customers expect.
As more detailed information becomes available, we will communicate with you by email and through the PNC Merger site on MyNationalCity.
Deal Summary
PNC and National City announced on Oct. 24, 2008, a definitive agreement for PNC to acquire National City*

Size of deal:	Approximately $5.5 billion (based on the 5-day average of PNC stock’s closing price through the day the deal was announced)

Each share of NCC common stock receives 0.0392 of a share

of PNC common stock

Additionally, certain warrantholders are receiving $387 mm in cash

Legal Closing:	Expected by Dec. 31, 2008

Operations Integration:	In stages, over the two years following the Legal Close

PNC organization post-closing:	Fifth largest bank in U.S. based on deposits

$180 billion in deposits

Over 2,500 branches

Located in 13 states and Washington, D.C.

PNC will be the No. 1 bank by deposit share in Kentucky, Ohio and Pennsylvania, as well as No. 2 in Indiana.

*	The agreement is subject to customary conditions including shareholder and regulatory approval.
Key messages to reinforce to National City clients, whether or not we have detailed answers to their questions
•	Both National City and PNC have significant experience in successfully integrating several financial services organizations in recent years – including MidAmerica, Harbor, Fidelity, Allegiant, Provident, Wayne Bancorp by National City, and Riggs, Mercantile, Sterling and Yardville by PNC.

•	PNC is committed to ensuring a smooth transition for employees, shareholders and communities, and, most importantly, to maintaining an unwavering focus on meeting the needs of both PNC and National City clients.

•	An integration team of PNC and National City senior executives is being formed. Additional team members will be identified from various business units and functions from both PNC and National City and will be working diligently to ensure a smooth integration.

•	We recognize that our clients have many questions about what will change and what will not – staffing, locations, products, services, fees, etc. These decisions will be made as the integration progresses during the next two years and will be communicated to clients in a timely fashion, and well in advance of any impact to clients.

•	Employees are asked to continue, for now, with business as usual with their clients, providing the same exceptional service our clients expect and deserve.

Frequently Asked Questions
What are the rules about communicating between PNC and National City employees?
During this early phase, you should not contact anyone at the other company related to the integration. You will be notified when that contact can take place. If you are contacted by a peer at PNC, return the call, but do not communicate regarding the integration. It is in our best interest to focus on serving and retaining our customers, rather than speculating on what lies ahead.
Why did PNC acquire National City?
National City’s strong consumer, wealth management and corporate banking businesses nicely complement PNC’s existing franchise.
The combination of PNC and National City is expected to build a powerful franchise that will help us do even more to create value for customers, employees, shareholders and communities.
Should our customers take any action now?
No. National City customers should continue to work with the same people and at the same locations they have in the past. There will be no immediate changes to customer banking relationships unless requested by the customer.
The acquisition is expected to close by the end of the year, subject to receipt of regulatory and shareholder approval and customary closing conditions.
What should I do if a PNC customer calls me to inquire about National City products and services?
National City employees are permitted to contact or solicit PNC customers only in the ordinary course of business. Neither PNC nor National City should refrain from soliciting or marketing to the other’s customers on the grounds that a merger is pending.
No joint calls (a PNC and a National City employee together) or decisions are generally permitted. Extraordinary joint courtesy calls to important customers to tout the benefits of the merger and address customer concerns will be permitted with the approval of Shelley Seifert and/or Jon Gorney. Competitively sensitive information ought not to be discussed in any joint communication with a customer, including without limitation:
-	Current or prospective pricing, other than to say that the combined institution’s pricing will be competitive;

-	Responses to requests for services to be provided prior to the closing if the response would suggest that the merging parties were already coordinating output and pricing decisions; or

-	Prospective marketing or sales strategies of the individual parties in the absence of the merger.
It is important that, in the course of any customer communication, the customer not be left with the impression that the parties have already pooled resources or have otherwise integrated their business. It should be emphasized to the customer that until the transaction receives all required approvals and the closing takes place, the two institutions remain separate and will compete with one another for the customer’s business.
Are relationship managers changing?
There will be no immediate changes to customer banking relationships. National City customers should continue to work with the same people and at the same locations as they have in the past.
What can I tell customers who ask if employees they conduct business with and offices/branches they visit will remain unchanged?
This acquisition offers more opportunity than overlap and will give PNC a significant presence throughout much of the Midwest. However, PNC and National City do have some redundant operations, and there is overlap across the two branch systems, so it is likely that some changes will be made after the transaction closes.
National City customers should continue to work with the same people at the same locations they have in the past.
What will happen to the services that customers currently have? And what happens to the fees they’re currently paying?
We recognize that our customers have many questions about what will change and what will remain the same.
Decisions affecting our business, people and customers will be made as the integration progresses during the next two years, and will be communicated in a timely fashion, and well in advance of any impact to customers.
This communication is the property of National City. It is for internal use only and is intended only for the addressee. Any unauthorized use, including external distribution, is strictly prohibited. If you are not the intended recipient, please notify the sender, delete the message, and note that any distribution or copying of this message is prohibited.
Additional Information and Where to Find It
The proposed Merger will be submitted to National City’s and PNC’s shareholders for their consideration. PNC has filed a Registration Statement on Form S-4 with the SEC, which includes a preliminary joint proxy statement/prospectus. The S-4 has not yet become effective. The parties will file other relevant documents concerning the proposed Merger with the SEC. Following the S-4 being declared effective by the SEC, National City and PNC will mail the definitive joint proxy statement/prospectus to their respective shareholders. Shareholders and other investors are urged to read the definitive joint proxy statement/prospectus when it becomes available, as well as any other relevant documents concerning the proposed Merger filed with the SEC (and any amendments or supplements to those documents), because they will contain important information. You may obtain a free copy of these documents, as well as other filings containing information about National City and PNC, at the SEC’s website (http://www.sec.gov) and at the companies’ respective websites, www.nationalcity.com/investorrelations and www.pnc.com/secfilings. Copies of these documents and the SEC filings that will be incorporated by reference in the definitive joint proxy statement/prospectus can also be obtained, free of charge, by directing a request to Jill Hennessey, National City Corporation, Senior Vice President, Investor Relations, Department 2229, P.O. Box 5756, Cleveland, OH 44101-0756, (800) 622-4204; or to PNC Financial Services Group, Inc, Shareholder Relations at (800) 843-2206 or via e-mail at investor.relations@pnc.com.

National City and PNC and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of National City in connection with the proposed Merger. Information about the directors and executive officers of National City is set forth in the proxy statement for National City’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 7, 2008. Information about the directors and executive officers of PNC is set forth in the proxy statement for PNC’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 28, 2008. Additional information regarding the interests of those participants and other persons who may be deemed participants in the Merger may be obtained by reading the definitive joint proxy statement/prospectus regarding the proposed Merger when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.